Exhibit 99.1

FOR IMMEDIATE RELEASE                      CONTACT:
Thursday, June 28, 2001                    Randy R. Lay
                                           Executive Vice President and Chief
                                            Financial Officer
                                           (973) 628-3624


                        INTERNATIONAL SPECIALTY PRODUCTS
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               ANNOUNCES ISSUANCE OF NOTES AND NEW CREDIT FACILITY
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           Wayne, NJ - International Specialty Products Inc. (NYSE: ISP) today announced that its wholly owned subsidiary, ISP Chemco Inc., has sold $205 million principal amount of 10.25% senior subordinated notes due 2011. The net proceeds of the issuance will be used to repay in full ISP's 9.75% Senior Notes due 2002 on or prior to their maturity.

           In connection with the offering, ISP Chemco Inc. also entered into a new $450 million senior secured credit facility, the initial borrowings of which were used to repay amounts outstanding under its existing credit facility.

           The notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933. The notes were not registered under the Securities Act of 1933 and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws.

           This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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           International Specialty Products Inc. is a leading multinational manufacturer of specialty chemicals and mineral products.